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                                                               Exhibit 11(a)(43)

                       [MACKENZIE PARTNERS LETTERHEAD]




FOR IMMEDIATE RELEASE

Contact: Mark H. Harnett
         MacKenzie Partners, Inc.
         (212) 929-5877


               INVACARE CONFIRMS EXPIRATION OF HEALTHDYNE TENDER OFFER;
                       Continues to be Interested in Acquiring
                       Healthdyne But Will Pursue Other Options

    Elyria, Ohio -- (August 1, 1997) -- Invacare Corporation (NASDAQ/NMS:IVCR) confirmed that the $15 all-cash tender offer made by its wholly owned subsidiary I.H.H. Corp. for all outstanding shares of common stock of Healthdyne Technologies, Inc. (NASDAQ/NMS:HDTC) expired at 6:00 p.m., New York City time, today without any shares being purchased. The depositary will return all shares tendered in the offer and not withdrawn.

    A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said "Given our belief, based on proxies we received and announcements made by the company, that Healthdyne's incumbent board has been re-elected, there is no point in continuing our tender offer at this time. Healthdyne's board has consistently refused to dismantle the defensive obstacles necessary to permit shareholders to take advantage of our offer, and shows no sign of doing so in the near future."

    "Like Healthdyne's other shareholders, we will now wait and see if management is able to produce a sale transaction superior to our offer. If they do not, our corporate governance proposals, which we and the company both believe were approved by the shareholders at the annual meeting, will let the shareholders hold the re-elected board accountable."

    "We continue to be interested in acquiring Healthdyne, but we cannot wait around idly. Therefore, we intend to pursue alternative steps necessary to establish a strong position for Invacare in the sleep apnea market."

    "Once again, we thank Healthdyne's shareholders for their support and for their consideration of our offer, our nominees and our governance initiatives over the past seven months."

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